Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Corinna Christophorou +44 20 7075 4109	Jon Harmon +1 630.815.6586
cchristophorou@heidrick.com	jharmon@heidrick.com

Heidrick & Struggles Endeavors to Strengthen Team Serving Nordic Clients

Enters into agreement to acquire Amrop Denmark,

market-leading executive search and leadership consulting firm

CHICAGO and COPENHAGEN, September 28, 2017 – Heidrick & Struggles (NASDAQ: HSII), a premier provider of executive search, leadership consulting and culture shaping worldwide, has entered into an agreement to acquire Amrop Denmark, the leading executive search and leadership consulting firm in Denmark. The acquisition is expected to close December 31, 2017.

All five Amrop Denmark partners are expected to join Heidrick & Struggles’ Copenhagen office as partners. The combined organization is expected to become the largest leadership advisory firm in the Danish market with nine client-facing consultants and a total of 37 employees.

“Together with our consultants based in Helsinki and Stockholm, our newly expanded Copenhagen-based team will serve clients throughout the Nordic region with strategic guidance to address their talent and leadership needs,” said Krishnan Rajagopalan, President and Chief Executive Officer of Heidrick & Struggles. “Adding the Amrop Denmark team will further strengthen our ability to serve clients in the Nordic market with executive search and consulting services including organization and team effectiveness, leadership assessment and development, and culture shaping.”

Jan N. Lauridsen, Managing Partner of Heidrick & Struggles Nordic, said: “Our new colleagues will significantly enhance and complement the expertise we bring to our clients in Denmark and throughout the Nordics. Our new consultants are especially strong in financial services, fintech and technology broadly, industrial and the public sector, while our legacy Heidrick team is strong in the industrial, healthcare and life sciences, and consumer sectors. Additionally, the leadership consulting expertise of the Amrop Denmark team will benefit from the industry-leading Accelerating Performance methodology and analytics that Heidrick has developed, helping us significantly expand our advisory capabilities throughout the Nordic region.”

Peter Christiansen, Managing Partner of Amrop Denmark, said: “More and more Danish companies want us to serve them outside Denmark in finding executives for their international operations. The global footprint and integrated operations of Heidrick & Struggles provides us with an excellent opportunity to serve our clients in all parts of the world with consistency and high-quality service.”

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com.